UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-67232

11-3618510
(I.R.S. Employer Identification Number)

Britannia House, 960 High Road
London N12 9RY, United Kingdom
(Address of principal executive offices) (Zip Code)

011.44.8451087777
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed on Form 8-K filed June 20, 2006, on June 19, 2006, Xfone, Inc. (the “Registrant”) entered into a Securities Purchase Agreement to sell to certain investors (the "Purchasers") an aggregate of 344,825 restricted shares of its common stock (the "Shares"), at a purchase price of $2.90 per share, together with an aggregate of 172,415 warrants to purchase shares of its common stock (the "Warrants"), at an exercise price of $3.40 per share and with a term of five years (the "Financing").

On September 28, 2006, upon the fulfillment of the terms and conditions required by that certain Escrow Agreement dated June 19, 2006, by and between the Registrant, the Purchasers and the Escrow Agent, the Financing was closed.

The net proceeds of the Financing are expected to be used for general working capital and/or investment in equipment and/or acquisition and/or business development.

The Financing resulted in dilution in the percentage of common stock owned by the Registrant's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: September 28, 2006	By:	/s/ Guy Nissenson
Guy Nissenson
President and Chief Executive Officer